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                                                                    EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE


THURSDAY, AUGUST 8, 2002

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370

                 SMITH INTERNATIONAL, INC. ANNOUNCES ACQUISITION
                    OF NEYRFOR-WEIR TURBODRILLING OPERATIONS

         HOUSTON, Texas (August 8, 2002)... Smith International, Inc. (NYSE:
SII) today announced the acquisition of the turbodrilling assets of Neyrfor-Weir Ltd. The acquired operations, which design proprietary equipment and provide related services, will be integrated into the Smith Bits organization and operate as Sii Neyrfor. For the fiscal year ended December 31, 2001, the acquired operations generated revenues of approximately $17 million.


         Sii Neyrfor is a leading global provider of turbodrilling services for straight-hole and directional drilling applications in the oil and gas industry. Turbodrills, or downhole turbines, provide an alternative to standard downhole motors commonly used in the drilling process. Turbines are designed for use in high temperature drilling applications, which are generally too harsh for standard motors, resulting in downhole equipment failures. Moreover, in harder formations, increased rotational speeds enable turbodrills to provide higher penetration rates than downhole motors. Turbodrill products benefit operators by providing faster drilling, longer bit runs and lower drilling costs, particularly in deep, deviated wells.

         Roger Brown, President of Smith Bits, said, "The Sii Neyrfor turbodrilling operations are an excellent fit for Smith Bits. The businesses share common technologies essential for building high-performance downhole drilling equipment, and we'll focus on utilizing our capabilities in these areas to create value for our customers. We believe the combination of our proprietary technologies and our global business infrastructure provides the opportunity to increase the use of turbodrills beyond their current niche applications."

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.